Exhibit 10.99

EMPLOYMENT AGREEMENT

THIS AGREEMENT, made as of December 21, 2014, between Caesars Entertainment Corporation, a Delaware corporation, with offices at One Caesars Palace Drive, Las Vegas, Nevada (“CEC”), Caesars Enterprise Services, LLC, a Delaware limited liability company (“CES”), and, for certain purposes specified herein, only, Caesars Acquisition Company, a Delaware corporation (“CAC”) and Gary W. Loveman (“Executive”).
CEC, CES, CAC and Executive agree as follows:
1.Introductory Statement. Executive currently serves as Chief Executive Officer and President of CEC and CES, pursuant to an employment agreement, dated January 28, 2008, and amended March 13, 2009, between Executive and CEC (the “Prior Employment Agreement”) and serves as Chairman of the Board of Directors of CEC (the “Board”). CEC and CES desire to secure the continued services of Executive in such roles through 2016, and Executive desires to continue in such roles. CEC, CES and Executive therefore desire to enter into this Agreement reflecting the terms and conditions of such ongoing services. Effective on the date hereof, this Agreement supersedes the Prior Employment Agreement. Subject to the early termination provisions of Sections 8 – 11 of this Agreement, this Agreement shall be in effect from the date of this Agreement through December 31, 2016 (the “Employment Term”).
2.    Agreement of Employment. During the Employment Term, Executive agrees to continue to serve, in a full-time capacity, as Chief Executive Officer and President of each of CEC and CES pursuant to the provisions of this Agreement. In his capacity as Chief Executive Officer and President of CEC, Executive’s services shall also be subject to the bylaws of CEC and the control of the Board, and Executive shall report to the Board. In his capacity as Chief Executive Officer and President of CES, Executive shall report to the Steering Committee of CES. During the Employment Term, for so long as Executive remains Chief Executive Officer and President of CEC, CEC shall use its best efforts to cause the Board to appoint Executive as a member of the Board or cause Executive to be nominated for election to the Board by the shareholders of CEC, if applicable. (See Section 8 herein for Executive’s rights if such re-election as Chief Executive Officer and President of CEC or appointment or election as a member of the Board does not occur during the Employment Term).
3.    Executive’s Obligations. During the Employment Term, Executive shall devote substantially all of his time and energy during business hours, faithfully and to the best of his ability, to the supervision and conduct of the business and affairs of CEC and to the furtherance of its interests, and to such other duties as directed by the Board. (Executive may serve on the board of directors of other companies with Board approval (which will not be unreasonably withheld), and may participate in civic and charitable endeavors of his choosing, in each case if such service or participation does not individually or in the aggregate substantially interfere with his primary duties or create a conflict of interest.)
4.    Compensation.
4.1    Base Salary. As compensation for services performed by Executive hereunder during the Employment Term, (i) for the portion of the 2014 calendar year that follows the date of this Agreement, Executive shall continue to be entitled to receive from CEC, his base salary at the rate in effect on the date of this Agreement ($1,900,000), and (ii) commencing January 1, 2015, CEC shall pay to Executive a base salary at the rate of $1,900,000.00 per year, in all cases, such base salary to be paid in equal bi-weekly installments in accordance with CEC’s customary payroll practices. All payments will be subject to Executive’s chosen benefit deductions and the deductions of payroll taxes and similar assessments as required by law.
4.2    Bonus. Executive will participate in CEC’s annual incentive bonus program(s) applicable to Executive’s position, in accordance with the terms of such program(s), shall have the opportunity to earn an annual bonus thereunder based on the achievement of performance objectives determined by the Board after consultation with Executive. For 2014, Executive’s bonus opportunity shall be the amount set by the Human Resources Committee of the Board (the “Committee”), and, for each of 2015 and 2016, Executive’s bonus opportunity shall have a target of $3,250,000.00.
4.3    Aircraft. During the Employment Term, CEC shall provide Executive with the use of CEC’s aircraft or charter aircraft for security purposes for himself and his family for business and personal travel (with standard charges for family members and for non-company business usage consistent with past practice), including travel between Boston, Massachusetts and Las Vegas, Nevada, or reimburse Executive for first class travel or charter aircraft travel expenses. During the Employment Term, CEC also will provide Executive, if he so chooses, with security arrangements at his residences in such a manner and at such levels as reasonably requested by Executive.

4.4    Accommodations. During the Employment Term, CEC shall make available accommodations for the exclusive use of Executive at one of CEC’s properties in Las Vegas, Nevada, while Executive is in Las Vegas performing his normal duties. The parties recognize that the cost associated with providing Executive accommodations in Las Vegas may, under the governing tax laws, be deemed to be additional income to Executive. CEC agrees that should it be determined that the cost associated with providing Executive such accommodations amounts to additional income to Executive, CEC will (a) reimburse Executive for any additional tax Executive is required to pay; and (b) pay any additional taxes and costs incurred by Executive associated with such tax reimbursements. All reimbursements hereunder will be made no later than the end of Executive’s taxable year next following Executive’s taxable year in which the taxes (and any income or other related taxes or interest or penalties thereon) on such accommodations are remitted to the United States Internal Revenue Service or any other applicable taxing authority.
If Executive dies or resigns prior to December 31, 2016, then, for all purposes of this Agreement, service for any part of the month in which any such event occurs shall be considered service for the entire month.
5.    Equity Awards.
5.1    Performance-Based Options. As of the date of this Agreement, all options to purchase common stock of CEC that are held by Executive and that include a performance vesting condition under which, if funds affiliated with TPG Capital, L.P. and Apollo Global Management, LLC achieve a return on their investment that is equal to or greater than 1.5x, including without limitation any such options granted pursuant to that certain award agreement dated as of September 20, 2012 between CEC and Executive (the “Performance-Based Options”), will be amended to eliminate such performance-vesting condition and require instead that such options vest in two equal installments on each of March 31, 2015, and March 31, 2016, in each case, subject to Executive’s current service under this Agreement on such applicable date. Such options shall otherwise have the same terms and conditions that applied to them as of the date of this Agreement, except that the vested options shall be exercisable for the thirty-six (36) month period following the later of the applicable vesting date or the date of the Executive’s termination of employment hereunder, but not beyond the end of the term of the option, determined as if employment had not terminated during the term (such 36-month or shorter period, the “Option Continuation Period”).
5.2    CAC Equity Awards. Executive and CAC agree and acknowledge that, during the Employment Term, Executive shall provide strategic advisory consulting services to Caesars Acquisition Company (“CAC”), a Delaware corporation and joint venture partner of CEC in Caesars Growth Partners, LLC, a Delaware limited liability company (“CGP”), with respect to the operation of the properties owned by CGP and investment and growth strategies of same (the “Consulting Services”). Upon termination of the Employment Term for any reason, Executive’s obligation to provide the Consulting Services shall cease. In consideration of Executive’s agreement to provide the Consulting Services, CAC shall grant to Executive, promptly following the date hereof, (i) 375,000 restricted stock units (“CAC RSUs”), where each unit represents the right to receive one share of Class A common stock of CAC, par value $0.001 per share (a “CAC Share”), and (ii) an option to purchase 675,000 CAC Shares (“CAC Options”), in each case under the CAC 2014 Performance Incentive Plan (the “CAC PIP”). The CAC RSUs and CAC Options shall each vest in two equal installments on each of December 31, 2015, and December 31, 2016, subject to Executive’s continued employment by CEC through such applicable date (it being the understanding of the parties that for so long as Executive is employed by CEC, Executive shall be obligated to provide such services, and, conversely, that CAC shall not have the right to terminate such services during the Employment Term). The specific terms and conditions governing all other aspects of the CAC RSUs and CAC Options that are not otherwise addressed in this Agreement shall be subject to the CAC PIP and provided in separate grant agreements and any relevant plan documents, except that the vested options shall be exercisable for the Option Continuation Period.
5.3    Continued Vesting of Equity Grants. All grants of stock options, restricted stock units, and any other equity-based compensation awards that have been granted pursuant to the CEC Management Incentive Plan (the “CEC MIP”), the CEC 2012 Performance Incentive Plan (the “CEC PIP”), the CAC PIP, the CAC Equity-Based Compensation Plan for CEC Employees (the “Growth Partners Plan”), and the Caesars Entertainment Operating Company, Inc. 2014 Performance Incentive Plan (the “CEOC PIP”, and, together with the CEC MIP, the CEC PIP, the CAC PIP, the Growth Partners Plan and the CEOC PIP, the “Caesars Equity Plans”) shall, as of the date of this Agreement be amended to provide that, if Executive continues his service for CEC under this Agreement through December 31, 2016, (i) any such awards that remain outstanding and that are not vested or exercisable (as applicable) as of such date shall continue to vest and become exercisable as if Executive’s employment and service with CEC and its affiliates continued through the applicable vesting date, and (ii) any vested options granted under the Caesars Equity Plans shall be exercisable for the Option Continuation Period. For the avoidance of doubt, the aforementioned deemed employment continuation for certain vesting purposes shall not give Executive any right to continue to receive annual equity grants from CEC, CAC, CEOC or their affiliates following December 31, 2016.

5.4    Annual Equity Awards During the Employment Term. Executive shall not be entitled to any annual equity grants in accordance with the normal practices of CEC and its affiliates during the Employment Term.
6.    Benefits. During the Employment Term, except as otherwise provided herein, Executive shall be entitled to receive benefits and perquisites at least as favorable to Executive as those presently provided to Executive by CEC, and as may be enhanced for all senior officers.
6.1    Health Insurance. During the Employment Term, Executive will receive the regular group health plan coverage(s) provided to senior officers, which coverage(s) may be subject to generally applicable changes during the Employment Term, provided that such changes are generally applicable to senior officers. During the Employment Term, Executive will be required to contribute to the cost of the basic plan in the same manner as other senior officers. Executive will receive coverage under no less favorable a health plan than other senior officers.
6.2    Long Term Disability Benefits. During the Employment Term, Executive will be eligible to receive long term disability coverage paid by CEC as follows: (i) group plan providing $180,000 annual maximum benefit and a supplemental plan with an additional $60,000 annual maximum benefit, (ii) an individual long term disability policy with a $180,000 annual maximum benefit and (iii) an individual long term disability excess policy with an additional $540,000 annual maximum benefit, both policies described in clauses (ii) and (iii), fully paid by CEC during the term of this Agreement; provided, that, Executive shall be required to undergo medical underwriting prior to the renewal of the individual policies on October 23, 2015, in a manner consistent with what is required under such policies.
6.3    Life Insurance. During the Employment Term, Executive will receive life insurance paid by CEC with a death benefit equal to at least three (3) times his then current Base Salary.
6.4    Retirement Plan. Executive will also be eligible during the Employment Term to participate in the CEC Savings and Retirement Plan (the “Savings and Retirement Plan”), as may be modified or changed, as well as its Executive Supplemental Savings Plan, as may be modified or changed from time to time, in the same manner as other senior officers of CEC.
6.5    Vacation. Executive will receive five (5) weeks of paid vacation per calendar year of the Agreement.
6.6    Reimbursement of Expenses. CEC shall pay or will reimburse Executive for reasonable business expenses incurred in the performance of Executive’s duties hereunder in accordance with Company policy.
6.7    D&O Insurance. CEC shall provide Executive with Director’s and Officer’s indemnification insurance coverage in amount and scope that is customary for a company of CEC’s size and nature.
6.8    Reimbursements In-Kind Benefits. To the extent that any amount eligible for reimbursement or any in-kind benefit provided under this Agreement is nonqualified deferred compensation subject to the requirements of Section 409A of the Code, the following rules shall apply:
(a)    Payment of such reimbursements shall be made no later than the end of Executive’s taxable year following the taxable year in which the expense is incurred;
(b)    All such amounts eligible for reimbursement or any in-kind benefit provided under this Agreement in one taxable year shall not affect the amount eligible for reimbursement or in-kind benefits to be provided in any other taxable year; and
(c)    The right to any such reimbursement or in-kind benefit hereunder shall not be subject to liquidation or exchange for any other benefit.
The parties intend that all reimbursements or in-kind benefits provided for hereunder will be made in a manner that makes such reimbursements and in-kind benefits consistent with or exempt from Section 409A of the Code.
6.9    No Duplication of Benefits. Notwithstanding anything in this Agreement to the contrary, with respect to each compensation payment and benefit described in Sections 4 through 6 of this Agreement, such payment or benefit shall not require CEC or its affiliates to provide any new or additional payment or benefit under this Agreement for 2014 or any prior year to the extent such payment or benefit has already been provided in respect of such year under the Prior Agreement, it being the understanding of the parties to this Agreement that this Agreement is not intended to result in any duplication of payments or benefits to Executive.

7.    Termination from Employment.
7.1    Group Health Insurance. After the date of Executive’s termination from employment at any time, and for any reason or for no reason Executive and his spouse will be entitled to participate for their lifetimes (the “Life Coverage Period”) in CEC’s group health insurance plans applicable to senior officers, including family coverage as applicable (medical, dental and vision coverage). Executive’s and spouse’s group health insurance benefits after any termination of employment of Executive will not be less than those offered to the then-current senior officers of CEC, and Executive and his spouse will be entitled to any later enhancements in such benefits (for the avoidance of doubt, any such amendment that adversely and disproportionately impacts inactive employees shall be null and void as to Executive). However, during the Life Coverage Period Executive shall pay twenty percent (20%) of the then applicable premium for current employees (revised annually) on an after-tax basis each quarter, and CEC shall pay eighty percent (80%) of said premium on an after-tax basis, which contribution will be imputed income to Executive to the extent required by the applicable provisions of the Code. As soon after the end of Executive’s full-time active employment status and after Executive or his spouse becomes eligible for Medicare coverage, CEC’s group health insurance plan shall become secondary to Medicare for each individual after such person becomes eligible for Medicare coverage. For the avoidance of doubt, the amount of health insurance benefits paid to Executive under this Section 7 shall be subject to the provisions of Section 6.8 herein.
7.2    Indemnification; D&O Coverage. To the fullest extent permitted under the laws of the State of Delaware as in effect from time to time, at all times during the Employment Term and thereafter, Executive shall continue to be entitled to the benefits of those provisions of the Certificate of Incorporation of CEC, as amended, the By-laws of CEC, as amended, and all other agreements with CEC, CES or any of their parents, subsidiaries, affiliates, shareholders or members, as amended, that provide for the indemnification of Executive in accordance with the terms of those indemnification provisions, and CEC shall take no action to amend any such indemnification provision, nor permit any such indemnification provision to be amended, in any way that limits or reduces the extent of the indemnification currently available to Executive. At all times during the Employment Term and thereafter, CEC shall continue to include Executive as an insured under its directors’ and officers’ liability insurance policy for so long as Executive may be subject to any claim, on terms that are no less favorable to Executive than the terms applicable to any of CEC’s then current directors and officers. Nothing in this Agreement shall be interpreted in a manner that shall impair any indemnification rights Executive may have under any other agreement or arrangement with CEC or its affiliates.
8.    Termination Without Cause or Resignation for Good Reason.
8.1    The Board reserves the right to terminate this Agreement and Executive from his then current position without Cause at any time upon at least thirty (30) days prior written notice. The failure of the Board to elect Executive as Chief Executive Officer during the annual election of officers, or the failure of the Board to elect Executive as Chairman of the Board, shall also be deemed termination without Cause for purposes of this Agreement unless, before the election, the Board has sent written notice initiating termination for Cause as provided in Section 13.1 hereof, and Executive is thereafter terminated for Cause. Executive reserves the right to terminate this Agreement and resign his position for Good Reason (as defined in Section 13.2 herein) by giving CEC thirty (30) days written notice which states the basis for such Good Reason. For the avoidance of doubt, the expiration of this Agreement immediately following December 31, 2016 in accordance with its terms shall not constitute a termination without Cause or a resignation by Executive for Good Reason.
8.2    Upon CEC’s termination of Executive without Cause or Executive’s resignation from his position for Good Reason as described in Section 8.1 above:
(a)    CEC shall pay Executive, within thirty (30) days following his termination of employment, Executive’s accrued but unused vacation, unreimbursed business expenses, Base Salary through the date of termination (to the extent not theretofore paid), and any annual bonus for the year prior to the year that includes the year of the Executive’s termination of employment (to the extent previously approved by the Board or Committee and not theretofore paid) (the “Accrued Benefits”);
(b)    Subject to Executive executing and not revoking the release attached hereto as Exhibit B within 60 days after his termination from employment (the “Release Condition”), CEC will continue to pay Executive his Base Salary and target annual cash bonus in respect of the period through December 31, 2016, in accordance with CEC’s and CES’s customary payroll practices. If, as of the date of termination, Executive is a “specified employee” as defined in subsection (a)(2)(B)(i) of Section 409A of the Code (“Specified Employee”), to the extent such payments constitute nonqualified deferred compensation under Section 409A of the Code, such payments will not commence until the first business day after the date that is six months following Executive’s “separation from service” within the meaning of subsection (a)(2)(A)(i) of Section 409A of the Code (the “Delayed Payment Date”) and, on the Delayed Payment Date, CEC will pay to Executive a lump sum equal to all amounts that would have been paid during the period of the delay if the delay were not required plus interest on such amount at a rate equal to the short-term applicable federal rate then in effect, and will thereafter continue to make payments in installments in accordance with this Section 8.2(b). For purposes of this Agreement, each payment shall be regarded as a “separate payment” within the meaning of Section 409A of the Code;
(c)    Subject to the Release Condition, any Performance-Based Options, CAC Options and CAC RSUs that remain outstanding and that are not vested or exercisable (as applicable) as of such date shall continue to vest and become exercisable as if Executive’s employment and service with CEC, CAC and their affiliates continued through the applicable vesting date and the vested options shall be exercisable for the Option Continuation Period;
(d)    Subject to the Release Condition, and except for the Performance-Based Options, CAC Options and CAC RSUs, any other outstanding equity-based compensation awards held by Executive that were granted pursuant to the Caesars Equity Plans will immediately vest and become exercisable and shall otherwise be treated in accordance with the terms of the Caesars Equity Plans and applicable award agreements thereunder and the options shall be exercisable for the thirty-six (36) month period following the date of the Executive’s termination of employment, but not beyond the end of the term of the option, determined as if employment had not terminated during the term;
(e)    Subject to the Release Condition, Executive will be entitled to receive life and accident insurance coverage for the period through December 31, 2016.
Except as otherwise provided in this Agreement, and except for any vested benefits under any tax qualified pension plans of CEC, including accrued benefits under the Savings and Retirement Plan, and vested deferred compensation under any applicable deferred compensation plans, and continuation of health insurance benefits on the terms and to the extent required by Section 4980B of the Code and Section 601 of the Employee Retirement Income Security Act of 1974, as amended (which provisions are commonly known as “COBRA”), none of CEC, CES nor Executive shall have any additional obligations under this Agreement.
9.    Termination for Cause or Resignation Without Good Reason. The Board will have the right to terminate this Agreement and Executive’s employment at any time and his then-current positions for Cause (as defined in Section 13.1 herein). Executive shall resign from the Board and as a member of the Steering Committee of CES promptly after CEC’s request, in the event Executive is so terminated or Executive resigns with or without Good Reason. A resignation by Executive without Good Reason shall not be a breach of this Agreement. If Executive’s employment is terminated for Cause, or if he resigns his position without Good Reason, then: (a) Executive’s employment shall be deemed terminated on the date of such termination or resignation; (b) he shall be entitled to receive all Accrued Benefits from CEC within thirty (30) days following such termination; (c) his rights with respect to his equity-based compensation awards granted under the Caesars Equity Plans shall be governed by the terms of such Caesars Equity Plans and the applicable grant agreements thereunder to which Executive is a party, and (d) he and his spouse will be entitled to the lifetime group health insurance benefits described in Section 7 above, except that any future amendments to such benefits shall apply to him in the same manner as such amendments apply to active senior officers (for the avoidance of doubt, any such amendment that adversely and disproportionately impacts inactive employees shall be null and void). Except as otherwise provided in this Agreement, and except for any vested benefits under any tax qualified pension plans of CEC and vested deferred compensation under any applicable deferred compensation plans, and continuation of health insurance benefits on the terms and to the extent required by COBRA, neither CEC, CES nor Executive shall have any additional obligations under this Agreement.
10.    Death. In the event this Agreement is terminated due to Executive’s death, his right to receive his Base Salary and benefits under this Agreement will terminate (except with respect to Accrued Benefits), and his estate and beneficiary(ies) will receive the benefits they are entitled to receive under the terms of CEC’s benefit plans and programs by reason of a participant’s death during active employment. Executive’s estate shall be entitled to receive (a) all Accrued Benefits from CEC within thirty (30) days following such termination and (b) Executive’s spouse will be entitled to the lifetime group health insurance benefits described in Section 7. Executive’s outstanding equity-based compensation awards granted under the Caesars Equity Plans shall be governed by the terms of such Caesars Equity Plans and the applicable grant agreements thereunder to which Executive is a party, except that any then-outstanding awards shall continue to vest and become exercisable as if Executive’s employment and service with CEC and its affiliates continued through the applicable vesting date and the vested options shall be exercisable for the Option Continuation Period. Any Performance Options, CAC Options and CAC RSUs that remain outstanding and that are not vested or exercisable (as applicable) as of such date shall continue to vest and become exercisable as if Executive’s employment and service with CEC, CAC and their affiliates continued through the applicable vesting date and the vested options shall be exercisable for the Option Continuation Period. For the avoidance of doubt, Executive’s estate shall be an express third party beneficiary of this provision, with the right to enforce the provision for and on behalf of his beneficiaries.

If Executive dies after the termination of this Agreement pursuant to Section 8.2 hereof and before December 31, 2016, all of the provisions of Section 8.2 (if applicable) will apply, except that any remaining payments due under Section 8.2 (including base salary payable through December 31, 2016, any previously-declared but unpaid annual bonus for years preceding the year that includes the Executive’s death, and any other unpaid bonus(s) for the period through December 31, 2016 which shall be payable at target) will be paid in a lump sum to his estate promptly following Executive’s death.
Except as otherwise provided in this Agreement, and except for any vested benefits under any tax qualified pension plans of CEC and vested deferred compensation under any applicable deferred compensation plans, any life insurance or other death benefits payable to Executive’s spouse or beneficiaries, and continuation of health insurance benefits on the terms and to the extent required by COBRA, neither CEC, CES nor Executive shall have any additional obligations under this Agreement.
11.    Disability. If Executive’s employment is terminated by reason of Executive’s disability (as defined below), he will be entitled to apply, at his option, for CEC’s long-term disability benefits. If he is accepted for such benefits, then the terms and provisions of CEC’s benefit plans and programs that are applicable in the event of such disability of an employee shall apply in lieu of the salary and benefits under this Agreement, except that:
(a)    Executive will be entitled to the lifetime group health insurance benefits described in Section 7; and
(b)    Executive will be paid his Accrued Benefits within thirty (30) days of termination;
(c)    Subject to the Release Condition, CEC will continue to pay Executive his Base Salary and target annual bonus in respect of the period through December 31, 2016, in accordance with CEC’s and CES’s customary payroll practices (the “Continuation Payment”), offset by any long term disability benefits to which he is entitled during such period of salary continuation. Notwithstanding the foregoing, if, as of the date of termination pursuant to this Section 11, Executive is a Specified Employee and the Continuation Payment constitutes nonqualified deferred compensation under Section 409A, installments of the Continuation Payment will not commence until the Delayed Payment Date and, on the Delayed Payment Date, CEC will pay to Executive a lump sum equal to all amounts that would have been paid during the period of the delay if the delay were not required plus interest on such amount at a rate equal to the short-term applicable federal rate then in effect, and will thereafter continue to pay Executive the Salary Continuation Payment in installments in accordance with this Section;
(d)    Subject to the Release Condition, any Performance-Based Options, CAC Options and CAC RSUs that remain outstanding and that are not vested or exercisable (as applicable) as of such date shall continue to vest and become exercisable as if Executive’s employment and service with CEC, CAC and their affiliates continued through the applicable vesting date, and vested options shall be exercisable for the thirty-six (36) month period following the later of the applicable vesting date or the date of Executive’s termination of Employment;
(e)    Subject to the Release Condition, and except for the Performance-Based Options, CAC Options and CAC RSUs, any other outstanding equity-based compensation awards held by Executive that were granted pursuant to the Caesars Equity Plans will continue to vest in accordance with their vesting schedule as if Executive’s employment and services with CEC and its affiliates continued through the applicable vesting date, and vested options shall be exercisable for the Option Continuation Period.
If Executive is disabled so that he cannot perform his duties, then the Board may terminate his duties under this Agreement after giving Executive thirty (30) days’ notice of such termination (during which period Executive shall not have returned to full time performance of his duties). For purposes of this Agreement, disability will be the inability of Executive, with or without a reasonable accommodation, to perform the essential functions of his job for one hundred and eighty (180) days during any three hundred and sixty five (365) consecutive calendar day period as reasonably determined by the Committee (excluding Executive) based on independent medical advice from a physician who has examined Executive (such physician to be selected by CEC and reasonably acceptable to Executive).
Except as otherwise provided in this Agreement, and except for any vested benefits under any tax qualified pension plans of CEC and vested deferred compensation under any applicable deferred compensation plans, any disability benefits payable to Executive, and continuation of health insurance benefits on the terms and to the extent required by COBRA, neither CEC, CES nor Executive shall have any additional obligations under this Agreement.
12.    Enhanced Benefits in Connection with a Change in Control after the Effective Date.
(a)    If a Change in Control, as defined in the CEC MIP occurs during the Employment Term and (i) after such Change in Control but prior to December 31, 2016 this Agreement is terminated by CEC (or a successor) without Cause or by Executive for Good Reason, or (ii) this Agreement is terminated by CEC without Cause within six months prior to the Change in Control and such termination was by reason of the request of the person or persons (or their representatives) who subsequently acquire control of CEC in the Change in Control transaction (such a termination of employment pursuant to this Section 12(a)(ii), an “Anticipatory Termination”), then in either case, subject to the Release Condition, Executive will be entitled to receive the payments and benefits set forth in Section 8.2.
(b)    Notwithstanding any provision in this Agreement to the contrary, in the event of an Anticipatory Termination, subject to the Release Condition, any payments that are nonqualified deferred compensation within the meaning of Section 409A of the Code that CEC shall be required to pay pursuant to Section 12 of this Agreement shall be paid as follows: (i) if such Change in Control is a “change in control event” within the meaning of Section 409A of the Code and the provisions of Treas. Reg. §1.409A-3(i)(5)(i), (A) except as provided in clause (i)(B), on the date of such Change in Control, or (B) if Executive is a Specified Employee and the Delayed Payment Date is later than the Change in Control, on the Declared Payment Date, and (ii) if such Change in Control is not a “change in control event” within the meaning of Section 409A of the Code and the provisions of Treas. Reg. § 1.409A-3(i)(5)(i), on the first business day following the 6-month anniversary of the date of such Anticipatory Termination (plus interest on such amount at a rate equal to the short-term applicable federal rate then in effect). In the event of an Anticipatory Termination, and payments or benefits that are not deferred compensation within the meaning of Section 409A of the Code that CEC shall be required to pay or provide pursuant to Section 12 of this Agreement shall be paid or shall commence being provided on the date of the Change in Control.
(c)    If after the Effective Date, there occurs a transaction that constitutes a “change of control” under regulation 1.280G of the Code and, immediately prior to the change of control transaction:
(i) the stock of CEC is not publicly traded and the exemption described in Section 280G(b)(5) of the Code would apply to payments by CEC to Executive in connection with a change in control (as defined in Section 280G of the Code), Executive shall consider whether he is willing to waive his rights to receive excess parachute payments in connection with the transaction in that amount that would cause excise taxes under Section 4999 of the Code to apply. If Executive advises CEC that he will waive his rights to receive excess parachute payments in connection with the transaction in that amount that would cause excise taxes under Section 4999 of the Code to apply, following such waiver CEC shall use reasonable best efforts to obtain the requisite shareholder approval of any such excess parachute payments. In the event such shareholder approval is obtained, Executive acknowledges and agrees that he is not entitled to share in any tax savings resulting from CEC’s deduction of the excess parachute payments.
(ii) the stock of CEC is publicly traded, Executive shall be entitled to a Gross Up Payment in accordance with Exhibit A.
(d)    If Section 12 of this Agreement applies to any termination of employment, the provisions of Section 8.2 will not be applicable.
13.    Definitions of Cause and Good Reason.
13.1    For purposes of this Agreement and all Caesars Equity Plans, ‘‘Cause” shall mean:
(d)    the willful failure of Executive to substantially perform Executive’s duties with CEC (as described in Section 3) or to follow a lawful reasonable directive from the Board (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to Executive by the Board which specifically identifies the manner in which the Board believes that Executive has willfully not substantially performed Executive’s duties or has willfully failed to follow a lawful reasonable directive and Executive is given a reasonable opportunity (not to exceed thirty (30) days) to cure any such failure, if curable.
(e)    (i) any willful act of fraud, or embezzlement or theft by Executive, in each case, in connection with Executive’s duties hereunder or in the course of Executive’s employment hereunder or (ii) Executive’s admission in any court, or conviction of, or plea of nolo contendere to, a felony that could reasonably be expected to result in damage to the business or reputation of CEC.
(f)    Executive being found unsuitable for or having a gaming license denied or revoked by the gaming regulatory authorities in Illinois, Indiana, Iowa, Louisiana, Mississippi, Missouri, Nevada, New Jersey or New York.

(g)    (i) Executive’s willful and material violation of, or noncompliance with, any securities laws or stock exchange listing rules, including, without limitation, the Sarbanes-Oxley Act of 2002, provided that such violation or noncompliance resulted in material economic harm to CEC, or (ii) a final judicial order or determination prohibiting Executive from service as an officer pursuant to the Securities and Exchange Act of 1934 or the rules of the New York Stock Exchange.
For purposes of this Section 13.1, no act or failure to act, on the part of Executive, shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith and without reasonable belief that Executive’s action or omission was in the best interests of CEC. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for CEC shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of CEC. The cessation of employment of Executive shall not be deemed to be for Cause unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to Executive and Executive is given an opportunity, together with counsel for Executive, to be heard before the Board), finding that, in the good faith opinion of the Board, Executive is guilty of the conduct described in Section 13.1(a) through (d) of this definition, and specifying the particulars thereof in detail; provided, that if Executive is a member of the Board, Executive shall not vote on such resolution nor shall Executive be counted in determining the “entire membership” of the Board.
13.2    Good Reason. For purposes of this Agreement and all Caesars Equity Plans, “Good Reason” shall mean, without Executive’s express written consent, the occurrence of any of the following circumstances unless, in the case of paragraphs (a), (d), (e), (f) or (g) such circumstances are fully corrected prior to the date of termination specified in the written notice given by Executive notifying CEC of his resignation for Good Reason:
(a)    The assignment to Executive of any duties materially inconsistent with his status as Chief Executive Officer and President of CEC or a material adverse alteration in the nature or status of his responsibilities, duties or authority;
(b)    The requirement that Executive report to anyone other than the Board (or, in his capacity as Chief Executive Officer and President of CES, to the Steering Committee of CES);
(c)    The failure of Executive to be elected or re-elected as a member of the Board;
(d)    A reduction by CEC in Executive’s annual base salary below the amount provided in Section 4.1 of this Agreement;
(e)    The relocation of CEC’s principal executive offices from Las Vegas, Nevada, to a location more than fifty (50) miles from such offices, or CEC’s requiring Executive either: (i) to be based anywhere other than the location of CEC’s principal offices in Las Vegas (except for required travel on CEC’s business to an extent substantially consistent with Executive’s present business travel obligations); or (ii) to relocate his primary residence from Boston to Las Vegas;
(f)    The failure by CEC to pay to Executive any material portion of his current compensation, except pursuant to a compensation deferral elected by Executive, or deferral compensation required by this Agreement, or to pay to Executive any material portion of an installment of deferred compensation under any deferred compensation program of CEC within thirty (30) days of the date such compensation is due;
(g)    Except as permitted by this Agreement or as agreed by Executive, the failure by CEC to continue in effect compensation plans (and Executive’s participation in such compensation plans) which provide benefits on an aggregate basis that are not materially less favorable, both in terms of the amount of benefits provided and the level of Executive’s participation relative to other participants at Executive’s grade level, to those in which Executive is participating on the date of this Agreement;
(h)    The failure by CEC to continue to provide Executive with benefits substantially similar to those enjoyed by him under the Savings and Retirement Plan and the life insurance, medical, health and accident, and disability plans in which Executive is participating on the date of this Agreement, the taking of any action by CEC which would directly or indirectly materially reduce any of such benefits or deprive Executive of any material fringe benefit enjoyed by Executive on the date of this Agreement, except as permitted by this Agreement; or
(i)    The failure of CEC to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 19 hereof.

13.3    Executive acknowledges and agrees that as of the date of this Agreement, Executive is not aware of any circumstances that would constitute Good Reason and his entering into this Agreement, including its superseding of the Prior Agreement, shall not serve as grounds for (i) Good Reason, or (ii) a claim by Executive that his employment with CEC and its affiliates has been terminated without Cause for purposes of this Agreement, the Prior Agreement or any other compensation plan, agreement or arrangement. CEC and CES, on behalf of themselves and their subsidiaries and affiliates, acknowledge and agree that as of the date of this Agreement they are not aware of any circumstances that would constitute Cause under the Prior Agreement or this Agreement.
14.    Non-Competition Agreement.
14.1    During the Employment Term (so long as Executive remains employed by CEC or its affiliates) and for a period of two (2) years following the termination of Executive’s employment with CEC and its affiliates, he will not, directly or indirectly, engage in any activity, including development activity, whether as an employee, consultant, director, investor, contractor, or otherwise, directly or indirectly, in the casino business (or any hotel or resort that operates a casino business) in the United States, Canada or Mexico, except with the prior specific written approval of CEC. Notwithstanding anything herein to the contrary, this Section 14.1 shall not prevent Executive from: (a) acquiring securities representing not more than 1% of the outstanding voting securities of any entity the securities of which are traded on a national securities exchange or in the over the counter market; or (b) obtaining employment in the hotel/resort industry for an entity that does not engage in the casino business or for a division, subsidiary or affiliate of a hotel or resort that engages in the casino business, provided that (i) the casino business represents less than 20% of the revenues of any such entity on a consolidated basis, and (ii) Executive does not provide services (other than de minimis services) to, or have any responsibilities regarding, the division, subsidiary or affiliate that engages in the casino business.
Executive acknowledges that the restrictions are reasonable as to both time and geographic scope, as CEC competes for customers with all gaming establishments in these areas.
14.2    If Executive breaches any of the covenants in Section 14.1, then CEC may terminate any of his rights under this Agreement upon thirty (30) days written notice, whereupon all of CEC’s obligations under this Agreement shall terminate (including, without limitation, the right to lifetime group insurance) without further obligation to him except for obligations that have been paid (except as otherwise provided in Section 14.6), accrued or are vested as of or prior to such termination date. In addition, CEC shall be entitled to seek to enforce any such covenants, including obtaining monetary damages, specific performance and injunctive relief. Executive’s outstanding equity-based compensation awards shall be treated in accordance with the terms of the Caesars Equity Plans and applicable award agreements thereunder.
14.3    During the Employment Term (so long as Executive remains employed by CEC or its affiliates) and for a period of two (2) years following the termination of Executive’s employment with CEC and its affiliates, Executive will not, directly or indirectly hire, induce, persuade or attempt to induce or persuade, any salary grade M50 or higher employee of CEC or its subsidiaries, or CES, to leave or abandon employment with CEC, its subsidiaries or affiliates, or CES for any reason whatsoever (other than Executive’s personal secretary and/or assistants).
14.4    During the Employment Term (so long as Executive remains employed by CEC or its affiliates) and for a period of two (2) years following the termination of Executive’s employment with CEC and its affiliates, Executive will not communicate with employees, customers, or suppliers of CEC, or any subsidiaries or affiliates of CEC or any principals or employee thereof, or any person or organization in any manner whatsoever that is detrimental to the business interests of CEC, its subsidiaries or affiliates. Executive further agrees from the end of Executive’s full-time employment with CEC, its affiliates and CES not to make statements to the press or general public with respect to CEC or its subsidiaries or affiliates or CES that are detrimental to CEC, its subsidiaries, affiliates or employees or CES without the express written prior authorization of CEC, and CEC agrees that it will not make statements to the press or general public with respect to Executive that are detrimental to him without the express written prior authorization of Executive. Notwithstanding the foregoing, Executive shall not be prohibited at the expiration of the non-competition period from pursuing his own business interests that may conflict with the interests of CEC.
14.5    Each of Executive and CEC intends and agrees that if, in any action before any court, agency or arbitration tribunal, legally empowered to enforce the covenants in this Section 14, any term, restriction, covenant or promise contained in this Section 14 is found to be unreasonable and, accordingly, unenforceable, then such terms, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such court, agency or arbitral tribunal.
14.6    Should any court, agency or arbitral tribunal legally empowered to enforce the covenants contained in this Section 14 find that Executive has breached the terms, restrictions covenants or promises herein in any material respect (except if it has been modified to make it enforceable): (a) CEC will not be obligated to continue to pay Executive the salary or benefits provided for under this Agreement (including all required benefits under benefit plans), and (b) Executive will also reimburse CEC any payments or benefits received after the date of termination as well as any reasonable costs and attorney fees necessary to secure such repayments, except as is otherwise not permitted under applicable law. For the avoidance of doubt, CEC shall be entitled to money damages and/or injunctive relief due to Executive’s breach of the terms, restrictions covenants or promises contained in this Section 14 without regard to whether or not such breach is material, it being understood that the limiting effect of the phrase “in any material respect” in the immediately preceding sentence shall operate solely with respect to the remedies available pursuant to this Section 14.6.
14.7    For the avoidance of doubt, for purposes of this Section 14, “Executive’s employment” shall not include any period of salary continuation hereunder.
14.8    In addition to the foregoing, Executive and the Company agree that Executive holds “Rollover Shares” (as defined in the MIRA), which are subject to the Amended and Restated Management Investor Rights Agreement, dated as of November 22, 2010, as amended from time to time (the “MIRA”), and that such Rollover Shares may be purchased as described therein in the case of a “Repurchase Event” on the terms set forth in Section 5(a) of the MIRA. In addition, such Rollover Shares shall be subject to Section 3.1 of the MIRA, generally restricting the transfer of such shares to any “Competitor” as defined in the MIRA. In addition, to the extent any agreements granting to Executive options to purchase CEC common stock under the CEC PIP include provisions that would shorten the duration of any post-termination exercise period of such options in the event Executive voluntary terminates employment with CEC and its subsidiaries and joins a “Competitor” (as defined in the applicable grant agreement), the parties agree that Executive’s termination from employment on December 31, 2016 shall not be regarded as a voluntary termination within the meaning of this provision.
15.    Confidentiality.
15.1    Executive’s position with CEC will or has resulted in his exposure and access to confidential and proprietary information which he did not have access to prior to holding the position, which information is of great value to CEC and the disclosure of which by him, directly or indirectly, would be irreparably injurious and detrimental to CEC. During his term of employment and without limitation thereafter, Executive agrees to use his best efforts and to observe the utmost diligence to guard and protect all confidential or proprietary information relating to CEC from disclosure to third parties. Executive shall not at any time during and after the end of his full-time active employment, make available, either directly or indirectly, to any competitor or potential competitor of CEC or any of its subsidiaries, or their affiliates or divulge, disclose, communicate to any firm, corporation or other business entity in any manner whatsoever, any confidential or proprietary information covered or contemplated by this Agreement, unless expressly authorized to do so by CEC in writing. Notwithstanding the above, Executive may provide such Confidential Information if ordered by a federal or state court, arbitrator or any governmental authority, pursuant to subpoena, or as necessary to secure legal and financial counsel from third party professionals or to enforce his rights under this Agreement. In such cases, Executive will use his reasonable best efforts to notify CEC at least five (5) business days prior to providing such information, and the nature of the information required to be provided.
15.2    For the purpose of this Agreement, “Confidential Information” shall mean all information of CEC, its subsidiaries and affiliates, relating to or useful in connection with the business of CEC, its subsidiaries, affiliates, whether or not a “trade secret” within the meaning of applicable law, which is not generally known to the general public and which has been or is from time to time disclosed to or developed by Executive as a result of his employment with CEC. Confidential Information includes, but is not limited to CEC’s product development and marketing programs, data, future plans, formula, food and beverage procedures, recipes, finances, financial management systems, player identification systems (Total Rewards), pricing systems, client and customer lists, organizational charts, salary and benefit programs, training programs, computer software, business records, files, drawings, prints, prototyping models, letters, notes, notebook, reports, and copies thereof, whether prepared by him or others, and any other information or documents which Executive is told or reasonably ought to know that CEC regards as confidential.
15.3    Executive agrees that upon separation from employment for any reason whatsoever, he shall promptly deliver to CEC all Confidential Information, including but not limited to, documents, reports, correspondences, computer printouts, work papers, files, computer lists, telephone and address books, rolodex cards, computer tapes, disks, and any and all records in his possession (and all copies thereof) containing any such Confidential Information created in whole or in part by Executive within the scope of his employment, even if the items do not contain Confidential Information.
15.4    This Section and any of its provisions will survive Executive’s separation of employment for any reason.

16.    Injunctive Relief. Executive acknowledges and agrees that the terms provided in Sections 14 and 15 are the minimum necessary to protect CEC, its affiliates and subsidiaries, its successors and assigns in the use and enjoyment of the Confidential Information and the goodwill of the business of CEC. Executive further agrees that damages cannot fully and adequately compensate CEC in the event of a breach or violation of the restrictive covenants (Confidential Information and Non-Competition) and that without limiting the right of CEC to pursue all other legal and equitable remedies available to it, CEC shall be entitled to seek injunctive relief, including but not limited to a temporary restraining order, preliminary injunction and permanent injunction, to prevent any such violations or any continuation of such violations for the protection of CEC. The granting of injunctive relief will not act as a waiver by CEC of its right to pursue any and all additional remedies.
17.    Cooperation. Executive agrees that, during the Employment Term and during the two (2) year period following the expiration of the Employment Term for any reason, Executive will cooperate in assuring an orderly transition of all matters being handled by him. Executive further agrees that, during the Employment Term and at all times after expiration of the Employment Term for any reason, Executive shall cooperate with and provide assistance to CEC in respect of any litigation, bankruptcy, restructuring or similar matter (which cooperation and assistance may include appearing as a witness in any litigation proceeding), as long as (i) the specific aspect of the matter with respect to which such cooperation and assistance is requested is one about which Executive has personal knowledge, (ii) based on such knowledge, CEC has reasonably determined in good faith that Executive is appropriately suited to provide the assistance, (iii) CEC’s request for assistance and cooperation from Executive is made with reasonable advance notice where practicable, and (iv) CEC agrees to use commercially reasonable efforts to schedule meetings, calls, proceedings and similar matters at times and in locations that do not interfere in any material way with any employment or personal commitments Executive may have. CEC will promptly reimburse any reasonable out-of-pocket expenses incurred by Executive in connection with any such cooperation and assistance. In connection with any cooperation under this Section 17, CEC agrees to indemnify Executive in accordance with Section 7.2 of this Agreement including as prescribed in Article IX of the Second Amended and Restated Certificate of Incorporation of CEC, dated February 8, 2012, as it may be amended from time to time.
18.    Release. Upon the termination of Executive’s active full-time employment, and in consideration of and as a condition to the actual receipt of all compensation and benefits described in this Agreement (including without limitation any benefits set forth in Section 8 or Section 12), except for claims arising from the covenants, agreements, and undertakings of CEC as set forth herein and except as prohibited by statutory language, Executive and CEC will enter into an agreement which forever and unconditionally mutually waive, and release CEC, CEOC, CES, their subsidiaries and affiliates, and their officers, directors, agents, benefit plan trustees, and employees, on the one hand, and Executive and his heirs and estate (and the beneficiaries thereof), on the other hand, from any and all claims, whether known or unknown, and regardless of type, cause or nature, including but not limited to claims arising under all salary, vacation, insurance, bonus, stock, and all other benefit plans, and all state and federal anti-discrimination, civil rights and human rights laws, ordinances and statutes, including Title VII of the Civil Rights Act of 1964 and the Age Discrimination in Employment Act, concerning his employment with CEC, CEOC, CES and their respective subsidiaries and affiliates, the cessation of that employment and his service as a stockholder, an employee, officer and director of CEC, CEOC, CES and their respective subsidiaries and affiliates. The form of release is set forth in Exhibit B.
19.    Assumption of Agreement on Member Consolidation or Sale of Assets. In the event CEC agrees to (a) enter into any merger or consolidation with another company in which CEC is not the surviving company; or (b) sell or dispose of all or substantially all of its assets, and the company which is to survive fails to make a written agreement with Executive to either: (i) assume CEC’s financial obligations to Executive under this Agreement; or (ii) make such other provision for Executive as is satisfactory to Executive, then Executive shall have the right to resign for Good Reason as defined under this Agreement.
20.    Assurances on Liquidation. CEC agrees that until the termination of this Agreement as above provided, it will not voluntarily liquidate or dissolve without first making a full settlement or, at the discretion of Executive, a written agreement with Executive satisfactory to and approved by him in writing, in fulfillment of or in lieu of its obligations to him under this Agreement.
21.    Amendments; Entire Agreement. This Agreement may not be amended or modified orally, and no provision hereof may be waived, except in a writing signed by the parties hereto. This Agreement and the Caesars Equity Plans and all award agreements thereunder to which Executive is a party contain the entire agreement between the parties concerning the subject matter hereof and supersede all prior agreements and understandings, written and oral, between the parties with respect to the subject matter of this Agreement and the Caesars Equity Plans and all award agreements thereunder to which Executive is a party, including without limitation the Prior Employment Agreement. In the event of any conflict between this Agreement, on the one hand, and any Caesars Equity Plan and award agreement thereunder, on the other hand, the provisions of this Agreement shall control.

22.    Assignment; Survival; Obligations.
22.1    Except as otherwise provided in Section 22.2 of this Agreement, this Agreement cannot be assigned by any party hereto, except with the written consent of the other parties. Any assignment of this Agreement by any party shall not relieve such party of its or his obligations hereunder.
22.2    This Agreement shall remain in effect to the extent necessary to give effect to the provisions hereof that by their terms survive the expiration of the Employment Term, including, without limitation, Sections 14 through 17 hereof.
22.3    As of the date of this Agreement, Executive is legally employed by CES and by Caesars Entertainment Operating Company, Inc. (“CEOC”) and not by CEC. During the Employment Term, Executive agrees to be employed by any other entities by which he is required to be employed under applicable gaming laws, regulations and rules, or with the advice of counsel to CEC and its affiliates in respect of such laws, regulations and rules. Such employment status shall not alter the title or position or authority of Executive as provided herein. The costs of all of CEC’s obligations to Executive hereunder shall be borne by the members of CES in accordance with that certain Amended and Restated Limited Liability Company Agreement of CES, dated May 20, 2014. During the Employment Term, CEC may elect to perform any or all of its obligations under this Agreement through its subsidiaries or through CES, and if CEC so elects, Executive will be an employee of such subsidiary as well as or instead of an employee of CEC. Notwithstanding any such election, CEC’s obligations to Executive under this Agreement will continue in full force and effect as obligations of CEC, and CEC shall retain primary liability for their performance.
23.    Binding Effect. This Agreement shall be binding upon and inure to the benefit of the personal representatives and successors in interest of CEC.
24.    Governing Law. This Agreement shall be governed by the laws of the State of Nevada as to all matters, including but not limited to matters of validity, construction, effect and performance.
25.    Jurisdiction. Any judicial proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement or any agreement identified herein may be brought only in state or federal courts of the State of Nevada, and by the execution and delivery of this Agreement, each of the parties hereto accepts for themselves the exclusive jurisdiction of the aforesaid courts and irrevocably consents to the jurisdiction of such courts (and the appropriate appellate courts) in any such proceedings, waives any objection to venue laid therein and agrees to be bound by the judgment rendered thereby in connection with this Agreement or any agreement identified herein. CEC shall pay Executive all reasonable legal fees and expenses incurred by Executive in connection with any proceeding relating to the interpretation or enforcement of this Agreement instituted by Executive in good faith and in which Executive prevails on a material claim that is part of such proceeding.
26.    Notices. Any notice to be given hereunder by either party to the other may be effected by personal delivery, in writing, or by mail, registered or certified, postage prepaid with return receipt requested. Mailed notices shall be addressed to the parties at the addresses set forth below, but each party may change his or its address by written notice in accordance with this Section 26. Notices shall be deemed communicated as of the actual receipt or refusal of receipt.

If to Executive:	Gary W. Loveman at the address listed in his employment file

If to CEC:	Caesars Entertainment Corporation One Caesars Palace Drive Las Vegas, Nevada 89109 Attn: General Counsel

If to CES:	Caesars Entertainment Services, LLC One Caesars Palace Drive Las Vegas, Nevada 89109 Attn: General Counsel

If to CAC:	Caesars Acquisition Company One Caesars Palace Drive Las Vegas, Nevada 89109 Attn: General Counsel

27.    Construction. This Agreement is to be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.
28.    Severability. If any provision of this Agreement shall be determined by a court to be invalid or unenforceable, the remaining provisions of this Agreement shall not be affected thereby, shall remain in full force and effect, and shall be enforceable to the fullest extent permitted by applicable law.
29.    Withholding Taxes. Any payments or benefits to be made or provided to Executive pursuant to this Agreement shall be subject to any withholding tax (including social security contributions and federal income taxes) as shall be required by federal, state, and local withholding tax laws.
30.    Counterparts. This Agreement may be executed by the parties in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement.
31.    No Mitigation. Executive shall not be required, as a condition to receiving any payments or benefits under this Agreement, to seek or obtain any other employment after any termination of employment hereunder or to take any steps to reduce the amount of any payment or benefit described in this Agreement. Further, the amount of any payment or benefit provided in this Agreement shall not be reduced by any compensation earned by Executive as the result of any employment by another employer, subject to the covenants included in Sections 14 – 17 hereof.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Executive has hereunto set his hand and CEC, CES and CAC have each caused this Agreement to be executed in its name and on its behalf and its corporate seal to be hereunto affixed and attested by its corporate officers thereunto duly authorized.

/s/ Gary W. Loveman
Gary W. Loveman
Caesars Entertainment Corporation

By	/s/ Mary H. Thomas Its: Executive Vice President, Human Resources

Caesars Enterprise Services, LLC

By	/s/ Mary H. Thomas Its: Executive Vice President, Human Resources

For purposes of Sections 5.2, 5.3, 8.2(c), 10, and 11(d) hereof, only:
Caesars Acquisition Company

By	/s/ Craig Abrahams Its: Chief Financial Officer

[Signature Page to Gary Loveman Employment Agreement]

Exhibit A
Gross-Up Payments
In the event that Executive becomes entitled to payments, benefits or other rights in connection with a “change of control” transaction as defined under regulation 1.280G of the Code (collectively, the “Payments”) that will be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Code, CEC shall pay to Executive an additional amount (the “Gross-Up Payment”) such that the net amount retained by Executive (such net amount to be the amount remaining after deducting any Excise Tax on the Payments and any federal, state and local income tax and Excise Tax payable on the payment provided for by this paragraph), shall be equal to the amount of the Payments after deducting normal and ordinary taxes but not deducting (1) the Excise Tax and (2) any federal, state and local income tax and Excise Tax payable on the payment provided for by this paragraph. For example, if the Payments are $1,000,000 and if Executive is subject to the Excise Tax, then the Gross-Up Payment will be such that Executive will retain an amount of $1,000,000 less only any normal and ordinary taxes on such amount. (The Excise Tax and federal, state and local taxes and any Excise Tax on the payment provided by this paragraph will not be deemed normal and ordinary taxes). For purposes of determining whether any of the Payments will be subject to the Excise Tax and the amount of such Excise Tax, the following will apply:
(a)    Any other payments or benefits received or to be received by Executive in connection with the change of control transaction or Executive’s termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with CEC, any person whose actions resulted in the change of control transaction or any person affiliated with CEC or such person) shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “excess parachute payments” within the meaning of Section 280G(b)(1) shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by the CEC’s independent auditors and acceptable to Executive such other payments or benefits (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the base amount within the meaning of Section 280G(b)(3) of the Code, or are otherwise not subject to the Excise Tax;
(b)    The amount of the Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of (y) the total amount of the Payments or (z) the amount of excess parachute payments within the meaning of Section 280G(b)(1) (after applying clause (a), above); and
(c)    The value of any non-cash benefits or any deferred payment or benefit shall be determined by the CEC’s independent auditors in accordance with proposed, temporary or final regulations under Sections 280G(d)(3) and (4) of the Code or, in the absence of such regulations, in accordance with the principles of Section 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to pay Federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of Executive’s residence on the date of termination, net of the maximum reduction in Federal income taxes which could be obtained from deduction of such state and local taxes. In the event that the amount of Excise Tax attributable to the Payments is subsequently determined to be less than the amount taken into account hereunder at the time of termination of Executive’s employment then, subject to applicable law, appropriate adjustments will be made with respect to the payments hereunder.

Exhibit B
GENERAL RELEASE
THIS GENERAL RELEASE (the “Release”) is entered into between Caesars Entertainment Corporation, a Delaware corporation, with offices at One Caesars Palace Drive, Las Vegas, Nevada (“CEC”) and Gary Loveman (the “Employee”) as of the ______ day of ________________, _____. The Company and the Employee agree as follows:
1.    Employment Status. The Employee’s employment with the Company shall terminate effective as of ____________________, ____________________.
2.    Payment and Benefits. Upon the effectiveness of the terms set forth herein, the Company shall provide the Employee with all of the applicable payments and benefits set forth in the Employment Agreement between the Company and the Employee, dated as amended and restated December 21, 2014 from time to time, the “Employment Agreement”), including the benefits set forth in Section 7, Section 8, Section 11, and Section 12, as applicable.
3.    No Liability. This Release does not constitute an admission by the Company, or any of its subsidiaries, affiliates, divisions, trustees, officers, directors, partners, agents, or employees, or by the Employee, of any unlawful acts or of any violation of federal, state or local laws.
4.    Release. In consideration of the payments and benefits set forth in the Employment Agreement, the Employee for himself, his heirs, administrators, representatives, executors, successors and assigns (collectively, “Employee Releasors”) does hereby irrevocably and unconditionally release, acquit and forever discharge the Company and CAC and each of their respective subsidiaries, affiliates, divisions, successors, assigns, trustees, officers, directors, partners, agents, and former and current employees, including, without limitation, all persons acting by, through, under or in concert with any of them, including, without limitation, the Sponsors (as defined in the Management Investor Rights Agreement, dated as of January 28, 2008, among the Company, Employee and the other parties specified therein) (collectively, “Company Releasees”), and each of them from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, remedies, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs) of any nature whatsoever, known or unknown, whether in law or equity and whether arising under federal, state or local law and in particular including any claim for discrimination based upon race, color, ethnicity, sex, national origin, religion, disability age (including, without limitation, under the Age Discrimination in Employment Act of 1967 as amended by the Older Workers Benefit Protection Act (“ADEA”), Title VII of the Civil Rights Act of 1964 as amended by the Civil Rights Act of 1991, the Equal Pay Act of 1962, and the Americans with Disabilities Act of 1990) or any other unlawful criterion or circumstance, which Employee Releasors had, now have, or may have or claim to have in the future against each or any of the Company Releasees by reason of any matter, cause or thing occurring, done or omitted to be done from the beginning of the world until the date of the execution of this Release; provided, however, that nothing herein shall release (i) any obligation of Company under Section 7, Section 8, Section 11, Section 12, Section 19 or Section 25 of the Employment Agreement or (ii) any right of indemnification or to director and officer liability insurance coverage under any of the company’s organizational documents or at law under any plan or agreement and applicable to the Employee.
In addition, nothing in this Release is intended to interfere with the Employee’s right to file a charge with the Equal Employment Opportunity Commission in connection with any claim the Employee believes he may have against the Company Releasees. However, by executing this Release, the Employee hereby waives the right to recover in any proceeding that the Employee may bring before the Equal Employment Opportunity Commission or any state human rights commission or in any proceeding brought by the Equal Employment Opportunity Commission or any state human rights commission on the Employee’s behalf. In addition, this Release is not intended to interfere with the Employee’s right to challenge that his waiver of any and all ADEA claims pursuant to this Release is a knowing and voluntary waiver, notwithstanding the Employee’s specific representation to the Company that he has entered into this Agreement knowingly and voluntarily.
5.    Company and CAC Release. The Company and CAC on behalf of themselves and their respective subsidiaries, affiliates, divisions, successors, assigns, officers, directors, agents, partners and current and former employees, including, without limitation, the Majority Stockholders (collectively, the “Company Releasors”) agrees to and does hereby irrevocably and unconditionally release, acquit and forever discharge the Employee, and his heirs, executors, administrators, representatives, successors and assigns (hereinafter collectively referred to as the “Employee Releasees”), with respect to and from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, remedies, causes of action, suits, rights, demands, costs, losses, debts, and expenses (including attorneys’ fees and costs) of any kind whatsoever, known or unknown, whether in law or equity and whether arising under federal, state or local law, which the Company Releasors had, now have, or may have or claim to have in the future against each or any of the Employee Releasees by reason of any matter, cause or

B-1

thing whatsoever from the beginning of the world until the date of execution of this Release; provided, however, that nothing herein shall release the Employee from (i) obligations or restrictions arising under or referred to or described in the Employment Agreement and nothing herein shall impair the right or ability of the Company to enforce such provisions in accordance with the terms of the Employment Agreement, or (ii) any claims arising out of the Employee’s fraud or willful misconduct in connection with the conduct of the business of the Company.
6.    Bar. The Employee acknowledges and agrees that if he should hereafter make any claim or demand or commence or threaten to commence any action, claim or proceeding against the Company Releasees with respect to any cause, matter or thing which is the subject of the release under Paragraph 4 of this Release (other than a claim brought under ADEA), this Release may be raised as a complete bar to any such action, claim or proceeding, and the applicable Company Releasee may recover from the Employee all costs incurred in connection with such action, claim or proceeding, including attorneys’ fees. The Company acknowledges and agrees that if it should hereafter make any claim or demand or commence or threaten to commence any action, claim or proceeding against any of the Employee Releasees with respect to any cause, matter or thing which is the subject of the release under Paragraph 5 of this Release, this Release may be raised as a complete bar to any such action, claim or proceeding, and the applicable Employee Releasee may recover from Company all costs incurred in connection with such action, claim or proceeding, including attorneys’ fees.
7.    Restrictive Covenants. The Employee acknowledges that the provisions of Sections 14 through 17, inclusive, of the Employment Agreement shall continue to apply pursuant to their terms.
8.    Governing Law. This Release shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to conflicts of laws principles.
9.    Acknowledgment. The parties hereto have read this Release, understand it, and voluntarily accept its terms, and the Employee acknowledges that he has been advised by Company to seek the advice of legal counsel before entering into this Release, and has been provided with a period of twenty-one (21) days in which to consider entering into this Release.
10.    Revocation. The Employee has a period of seven (7) days following the execution of this Release during which the Employee may revoke this Release, and this Release shall not become effective or enforceable until such revocation period has expired. If, within the ten (10) day period following such expiration, Company fails to execute this Release, then this Release shall become null and void and have no force or effect.
11.    Counterparts. This Release may be executed by the parties hereto in counterparts, which taken together shall be deemed one original.
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IN WITNESS WHEREOF, the parties have executed this Release on the date first set forth above.

Gary Loveman
Caesars Entertainment Corporation

By:
Title:

Caesars Acquisition Company

By:
Title:

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